As filed with the Securities and Exchange Commission on February 2, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	38-3324634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1331 Lamar Street, Suite 1080

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

T. Mark Kelly

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, without par value	20,000,000	$1.92	$38,400,000	$4,109

(1)	Pursuant to Rule 416(a), the number of common shares being registered shall be adjusted to include any additional common shares that may become issuable as a result of any share distribution, split, combination or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the common shares reported on the American Stock Exchange on January 30, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 2, 2007

PROSPECTUS

20,000,000 Shares

Gastar Exploration Ltd.

Common Shares

Up to 20,000,000 common shares may be offered and sold from time to time by the selling shareholders named in this prospectus or in any supplement to this prospectus. The selling shareholders may sell the common shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The common shares covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

Our common shares trade on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”. On January 31, 2007, the last sale price reported for our common shares on the American Stock Exchange was $1.89 per share and on the Toronto Stock Exchange was CDN$2.26 per share.

For a description of the plan of distribution of the common shares, please see page 15 of this prospectus.

Investing in our common shares involves risks. Please read “ Risk Factors” beginning on page 1.

This prospectus and the registration statement to which it relates have not been filed in respect of, and will not qualify, any distribution of the common shares in any province or territory of Canada.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this registration statement is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2007

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling shareholders have authorized any other person to give you different information. These securities are not being offered in any state where the offering is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, any prospectus supplement or a future filing with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus.

Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus are expressed in U.S. dollars. Canadian dollars, when used, are expressed with the symbol “CDN$”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell up to 20,000,000 common shares.

This prospectus provides you with a general description of us and the common shares that may be offered by the selling shareholders. In connection with any offer or sale of common shares by the selling shareholders under this prospectus, the selling shareholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information”.

All references in this prospectus to the “Company”, “Gastar”, “we”, “us” or “our” are to Gastar Exploration Ltd. and its subsidiaries.

i

SUMMARY

Gastar Exploration Ltd.

We are an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States and Australia. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties. Our emphasis is on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as coal bed methane, or CBM. We currently are pursuing conventional natural gas exploration in the Deep Bossier play in the Hilltop area in East Texas and the Appalachian Basin in West Virginia. Our primary CBM properties are in the United States in the Powder River Basin and in the Gunnedah and Gippsland Basins of Australia.

Corporate Information

We are a Canadian corporation that is subsisting under the Business Corporations Act (Alberta). Our principal office is located at 1331 Lamar Street, Suite 1080, Houston, Texas 77010, and our telephone number is (713) 739-1800. Our website address is http://www.gastar.com. Information on our website or about us on any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We were originally incorporated in 1987 under the name CopperQuest Inc. pursuant to the Business Corporations Act (Ontario). On May 16, 2000, we continued from the Province of Ontario into the Province of Alberta to subsist pursuant to the Business Corporations Act (Alberta) and changed our name to Gastar Exploration Ltd. Our common shares are listed on the American Stock Exchange under the symbol “GST” and the Toronto Stock Exchange under the symbol “YGA”.

RISK FACTORS

You should carefully consider the risk factors discussed in our 2005 annual report on Form 10-K, which is incorporated by reference into this prospectus, together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus in evaluating an investment in our common shares. If any of the described risks actually were to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to our Common Shares

Our common share price has been and is likely to continue to be highly volatile.

The trading price of our common shares are subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of drilling and rig activity, economic conditions in the natural gas and oil industry, general economic conditions or other events or factors that our beyond our control.

In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. In the past, following periods of volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against these companies. If this type of litigation were instituted against us following a period of volatility in our common shares trading price, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a materially adverse impact on our operations.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares. Following the effectiveness of the prospectus to which this registration statement is a part, we believe that substantially all of our outstanding common shares, our common shares that are issued in the future upon the exercise of outstanding options and the common shares issued upon conversion and exercise of the convertible debentures and warrants or additional common shares required to be issued under subscription receipts will be tradable under the U.S. federal securities laws.

Our ability to issue an unlimited number of our common shares under our articles of incorporation may result in dilution or make it more difficult to effect a change in control of the Company, which could adversely affect the price of our common shares.

Unlike most corporations formed in the United States, our articles of incorporation chartered under the laws of the Province of Alberta, Canada permit the board of directors to issue an unlimited number of new common shares without shareholder approval, subject only to the rules of the American Stock Exchange and the Toronto Stock Exchange or any future exchange on which our stock trades. The issuance of a large number of common shares could be effected by our directors to thwart a takeover attempt or offer for us by a third party, even if doing so would benefit our shareholders, which could result in the common shares being valued less in the market. The issuance, or the threat of issuance, of large number of common shares, at prices that are dilutive to the outstanding common shares could also result in the common shares being valued less in the market.

Issuance of the common shares upon exercise of warrants and conversion of convertible debentures, together with additional issuances of common shares to purchasers of our senior secured notes for no additional consideration, will dilute the ownership interest of existing shareholders and could adversely affect the market price of our common shares.

We are obligated to issue a substantial number of common shares upon exercise of outstanding common share purchase warrants and upon conversion of our convertible debentures. Additionally, in connection with the issuance of senior secured notes in June and September 2005, we also issued subscription receipts entitling the holders of each issuance to receive on each of the six, twelve and eighteen-month anniversaries of each of the closings additional common shares equal in value to CDN$4.5 million and CDN$714,286, respectively, based upon then current market prices. To date, we have issued 7,035,472 common shares to the purchasers of our senior secured notes and estimate that we will issue up to approximately 700,000 additional common shares in March 2007. Additionally we have the right until June 2007 to issue an additional $10.0 million of senior secured notes, which would require the issuance of additional subscription rights. These issuances will dilute the ownership interest of existing shareholders. Any sales in the public market of the common shares issued upon such exercise of warrants, conversion, or issuance of additional common shares could adversely affect prevailing market prices of our common shares. In addition, the existence of these warrants and convertible debentures may encourage short selling by market participants.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. These statements can be identified by the use of forward-looking words, including “may”, “expect”, “anticipate”, “plan”, “project”, “believe”, “estimate”, “intend”, “will”, “should” or other similar words. Forward-looking statements may include statements that relate to, among other things:

•	Our financial position;

•	Business strategy and budgets;

•	Anticipated capital expenditures;

•	Drilling of wells;

•	Natural gas and oil reserves;

•	Timing and amount of future production of natural gas and oil;

•	Operating costs and other expenses;

•	Cash flow and anticipated liquidity;

•	Prospect development; and

•	Property acquisitions and sales.

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These factors include among others:

•	Low and/or declining prices for natural gas and oil;

•	Natural gas and oil price volatility;

•	The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes;

•	Ability to raise capital to fund capital expenditures;

•	The ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	Weather conditions;

•	Availability and cost of material and equipment;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of our properties;

•	Ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Federal and state regulatory developments and approvals;

•	Environmental risks;

•	Worldwide economic conditions; and

You should not unduly rely on these forward-looking statements in this prospectus, as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the common shares sold pursuant to this prospectus. The selling shareholders who sell their common shares will receive all of the net proceeds from the sale of such common shares. The selling shareholders will not pay any of the expenses incurred in connection with the registration of the common shares, but they will pay all commissions, discounts, and other compensation to any securities broker-dealers through whom they sell any of the common shares.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Shares

We have an unlimited number of common shares authorized under our articles of incorporation. We have no other authorized classes of capital stock.

As of December 31, 2006, we had 193,165,436 outstanding common shares. We have reserved 9,581,836 of our common shares for issuance upon exercise or conversion of outstanding warrants and convertible securities, 25.0 million common shares for issuance under our 2002 Stock Option Plan and 5.0 million common shares for issuance under our 2006 Long-Term Stock Incentive Plan. As of December 31, 2006, stock options to purchase 10,472,750 common shares were outstanding and 5,510,300 stock options were available for future grants under the 2002 Stock Option Plan. No option grants have been made under the 2006 Long-Term Stock Incentive Plan.

In addition to the foregoing reserved common shares, we also issued subscription receipts in connection with the issuance of our senior secured notes in June and September 2005, entitling the holders to receive on each of the six, twelve and eighteen-month anniversaries of the note closings, newly issued common shares equal in market value to CDN$4.5 million and CDN$714,286, respectively, based upon then current market prices. To date, we have issued 7,035,472 common shares to the purchasers of our senior secured notes and estimate that we will issue up to approximately 700,000 additional common shares in March 2007. Additionally we have the right until June 2007 to issue an additional $10.0 million of senior secured notes, which would require the issuance of additional subscription rights. We may also be required to issue additional common shares to GeoStar in the future based on the results of certain East Texas drilling.

Our common shares trade on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”.

Common Share Purchase Warrants

As of December 31, 2006, we had warrants outstanding to acquire 2,732,521 common shares of our common stock as follows:

Outstanding in Connection with:	Number of Warrants	Exercise Price	Date Granted	Expiration Date
$3.25 million private placement of 10% unsecured subordinated notes	232,521	$2.76 -3.03	04/20/04 -07/12/04	04/20/09 -07/12/09
$15.0 million private placement of 15% senior notes dated July 24, 2004	510,525	$3.23	10/13/04	10/13/07
$10.0 million private placement of 15% senior notes dated October 7, 2004	1,989,475	$3.63	10/13/04	10/13/07

Subscription Receipts

In addition to 1,423,623 of our common shares issued to purchasers of $73.0 million of our senior secured notes upon issuance of the notes, we issued subscription receipts to the purchasers entitling them to receive for no additional consideration a number of common shares on each of the six, twelve and eighteen-month anniversary dates of the issuance dates of the senior secured notes. Subscription receipts were issued entitling the holders of the initial $63.0 million of senior secured notes to be issued for no additional consideration on each such December 19, 2005, June 19, 2006 and December 18, 2006 an aggregate number of common shares equal to CDN$4.5 million divided by the five-day weighted average trading price of common shares immediately prior to such date on the principal market or exchange where such common shares trade. Additional subscription receipts were issued in connection with issuance of $10.0 million of additional senior secured notes entitling the holders to be issued for no additional consideration on each such March 20, 2006, September 19, 2006 and March 19, 2007 an aggregate number of common shares equal to CDN$714,286 divided by the five-day weighted average trading price of common shares immediately prior to such date.

On December 19, 2005, pursuant to the senior secured notes, we issued to the senior secured notes holders, for no additional consideration, an additional 1,082,105 common shares valued at CDN$4.1586, the five-day weighted average trading price immediately prior to the date of issuance. Such common shares were issued to the purchasers of the senior secured notes on the six-month anniversary of the original $63.0 million note issuance pursuant to subscription receipts. On March 20, 2006, pursuant to the senior secured notes, we issued to the senior secured notes holders, for no additional consideration, an additional 152,299 common shares based on the five day weighted average trading price immediately prior to the date of issuance. Such common shares were issued to the purchasers of the senior secured notes on the six month anniversary of the additional $10.0 million notes issuance pursuant to subscription receipts. On June 19, 2006, pursuant to the senior secured notes, we issued to the senior secured notes holders, for no additional consideration, an additional 1,607,143 common shares based on the five-day weighted average trading price immediately prior to the date of issuance. Such common shares were issued to the purchasers of the senior secured notes on the twelve-month anniversary of the additional $63.0 million notes issuance pursuant to subscription receipts. On September 19, 2006, the twelve-month anniversary of the September 19, 2005 $10.0 million senior secured notes issuance, we issued to the note holders an additional 256,016 common shares at CDN$2.79 per share. On December 18, 2006, pursuant to the senior secured notes, we issued to the senior secured notes holders, for no additional consideration, an additional 1,800,000 common shares based on the five-day weighted average trading price immediately prior to the date of issuance. Such common shares were issued to the purchasers of the senior secured notes on the eighteen-month anniversary of the additional $63.0 million notes issuance pursuant to subscription receipts.

We have the right under certain circumstances to require purchasers of our senior secured notes to purchase up to an additional $10.0 million principal amount of our senior secured notes on certain dates on or prior to June 16, 2007. See “Description of Our Indebtedness—Senior Secured Notes”. If additional notes are issued, the purchasers will also be entitled to receive, for no additional consideration and on similar terms as those previously issued to the purchasers, on the issuance date of the additional senior secured notes and on each of the six, twelve and eighteen-month anniversary dates of the additional notes issuance dates, additional common shares and subscription receipts for common shares in an aggregate number equal to one-fourteenth of the principal amount of the additional notes being issued (expressed in Canadian dollars assuming for this purpose only a one for one conversion ratio with the U.S. dollar principal amount) divided by the five-day weighted average trading price of common shares immediately prior to such date on the principal market or exchange where such common shares trade.

Under the terms of the securities purchase agreement with the purchasers of the senior secured notes, we may not at any time issue common shares to any purchaser of these securities to the extent the issuance of common shares would cause the purchaser and its affiliates to beneficially own more than 9.9% of our outstanding common shares. In addition, until shareholder approval is obtained, the aggregate common shares issuable pursuant to securities purchase agreement, including those issuable pursuant to the subscription receipts, are limited to the maximum number that may be issued without breaching our obligations under the rules and regulations of the exchanges where our common shares trade, which currently are the American Stock Exchange and the Toronto Stock Exchange. In the event our issuances reach that maximum, the issuances to note holders would be proportionately reduced, and we would be required to pay cash for such unissued shares based on the formula for determining the number of common shares required to be issued. Based on our recent trading prices and the rules of the American Stock Exchange and the Toronto Stock Exchange in effect as of the date of this prospectus, we do not expect that issuances of common shares pursuant to our outstanding subscription receipts will be limited by this cap on the maximum number of common shares issuable. In the event of a change of control or upon a sale of substantially all of our assets or a reorganization or merger where we are not the surviving entity, the purchasers may require the Company to accelerate the issuance of our common shares pursuant to the subscription receipts.

Voting Rights

Holders of our common shares are entitled to vote at all meetings of our shareholders, with each share having one vote.

Our board of directors must call an annual meeting of shareholders to be held not later than 15 months after the last preceding annual meeting of shareholders and may, at any time, call a special meeting of shareholders. For purposes of determining the shareholders who are entitled to receive notice of a meeting of shareholders, the board of directors may, in accordance with the Business Corporations Act (Alberta) and National Instrument 54-101, fix in advance a date as the record date for that determination of shareholders, but that record date may not be more than 50 days or less than 35 days before the date on which the meeting is to be held.

The guidelines of National Instrument 54-101 and the provisions of the Business Corporations Act (Alberta) provide that notice of the time and place of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, each director and to our auditors, not more than 50 days and not less than 21 days prior to the meeting. Our bylaws provide that a quorum of shareholders is present at a meeting if at least 5% of the common shares entitled to vote at a meeting are present in person or by proxy. A shareholder may participate in a meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

In the case of joint shareholders, one of the holders present at a meeting may, in the absence of the other holder(s) of the common shares, vote the common shares. If two or more joint shareholders are present in person or by proxy, then they are to vote as one on the common shares held jointly by them. If there is a disagreement between joint shareholders, they are considered to have abstained from voting.

Amendments to Articles of Incorporation and Bylaws

An amendment to our articles of incorporation requires the approval of not less than two-thirds of the votes cast by the holders of our common shares at a meeting of the shareholders.

An amendment to our bylaws requires the approval of not less than 51% of the votes cast by the holders of our common shares at a meeting of the shareholders.

Dividends

Our shareholders are entitled to receive such dividends and other distributions on our common shares as the board of directors declares from time to time. Pursuant to the provisions of the Business Corporations Act (Alberta), we may not declare or pay a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes. We may pay a dividend by issuing fully paid common shares, or in money or property. If common shares of a subsidiary or affiliate of Gastar are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money will be added to the stated capital account maintained or to be maintained for common shares of the class or series issued in payment of the dividend. We do not expect to pay any dividends to our shareholders for the foreseeable future, but intend to retain any future earnings for our operational and other cash needs. Further, our current senior secured notes prohibit us from paying cash dividends for so long as the notes remain outstanding.

No Preemption Rights; Limited Restrictions on Directors’ Authority to Issue Common Shares

Existing shareholders have no rights of preemption or first refusal under our articles of incorporation or under the laws of Alberta with respect to future issuances of our common shares. Subject to the policies of the American Stock Exchange and the Toronto Stock Exchange, our board of directors has the authority to issue additional common shares. The policies of the Toronto Stock Exchange stipulate that the issuance price must not be lower than the market price, less the maximum prescribed discount (which varies based on the market price), and that an exercise or conversion price of convertible securities must not be lower than the market price on the date of the issuance of the security.

Board of Directors; Election and Removal of Directors

Holders of our common shares at each annual general meeting of shareholders are required to elect directors to hold office for a term expiring not later than the close of the next annual general meeting of shareholders unless a director resigns, dies or is required to resign pursuant to a regulatory ruling (for example, if a director has violated disclosure or insider reporting provisions of the applicable securities laws and has received regulatory penalties for such violations which include prohibiting the director from serving on the board). The board of directors may fill vacancies and, as provided by our articles of incorporation, may also appoint additional directors between annual general meetings of shareholders, but the number of additional directors so appointed may not exceed the number that is one-third of the number of directors appointed at the last annual general meeting of shareholders.

At least half of our directors must be resident Canadians, unless we earn less than 5% of our consolidated gross revenues (as shown in our consolidated financial statements as at the end of our most recently completed financial period) in Canada, in which case at least one-third of our directors must be resident Canadians. For the fiscal year ending December 31, 2006, we derived less than 5% of our consolidated gross revenues from sources in Canada; consequently, only one-third of our directors are required to be resident Canadians.

Any director may convene a meeting of directors. A minimum of 48 hours notice must be given before a meeting of directors. A majority of the directors constitutes a quorum at a meeting of directors. Every resolution submitted to a meeting of directors is decided by a vote of a majority of the directors participating in the meeting and the declaration of the chairman of the meeting on the result of the vote is final. In the case of a tie vote, the chairman does not have a tie-breaking vote.

Conflicts of Interest

A director who is a party to a material contract or proposed material contract with us, or who has a material interest in any person who is a party to a material contract or proposed material contract with us, is required to disclose in writing to us or request to have entered in the minutes of meetings of the directors the nature and extent of his interest.

A director who has a material interest in a material contract or proposed material contract with us cannot vote on any resolution to approve the contract unless the contract is:

•	An arrangement by way of security for money lent to or obligations undertaken by him, or by a body corporate in which he has an interest, for the benefit of Gastar or an affiliate;

•	A contract relating primarily to his remuneration as a director, officer, employee or agent of Gastar or an affiliate;

•	A contract for indemnity or insurance; or

•	A contract with an affiliate.

Subject to a solvency test imposed by the Business Corporations Act (Alberta), to the U.S. securities laws described below and to the Securities Purchase Agreement related to our senior secured notes, we may give financial assistance by means of a loan, guarantee or otherwise to:

•	Any person on account of expenditures incurred or to be incurred on behalf of Gastar;

•	To employees of Gastar or any of its affiliates to enable or assist them to purchase accommodation for their occupation; and

•	In accordance with a share purchase or option scheme.

The fact that a person is a director does not prevent us from providing him with such financial assistance if the director would otherwise qualify for it.

Under the U.S. securities laws, we are prohibited from directly or indirectly extending or maintaining credit, arranging for the extension of credit or renewing an extension of credit, in the form of a personal loan to or for any of our directors or executive officers , except in certain circumstances. This prohibition does not apply to extensions of credit maintained by us on July 30, 2002, but applies to any renewal or material modification of such existing credit.

Anti-takeover Laws

In Canada, takeovers are governed by provincial securities laws and the rules of applicable stock exchanges. While the rules may vary among the provinces, a party who acquires 10% of the voting or equity securities of any class of a company will generally be deemed to be an insider of that company and will, among other things, be required to file both a news release and a prescribed form with applicable provincial regulatory authorities. The purchaser (including any party acting jointly or in concert with the purchaser) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the filing requirement and ending on the expiry of one business day following the filing. This filing process, and the associated prohibition on further acquisition, will also apply in respect of every additional 2% or more of the target company’s securities of the same class that are subsequently acquired, provided that the prohibition on further acquisition does not apply to a purchaser that owns 20% or more of the outstanding securities of that class.

An offer to acquire outstanding voting or equity securities of a class, where the securities subject to the offer, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer, will trigger the take-over bid provisions of applicable provincial securities legislation (and, if applicable, the rules of applicable stock exchange(s)). Unless the bid is otherwise exempt, a take-over bid will require the bidder to prepare and mail to each shareholder a circular outlining the details of the bid and instructions regarding the tendering of the target common shares. While a target company will generally provide a shareholder list to a bidder, there may be circumstances in which the bidder will need to go to court to obtain one, resulting in a delay in the process. Each shareholder must be offered the same consideration for its common shares and the offer must be left open for at least 35 days. Depending on the circumstances and the parties involved, valuations of the target company and its operations may be required in support of the bid.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable take-over target.

Limitation of Liability and Indemnification

The Business Corporations Act (Alberta) and our bylaws provide that we will indemnify each of our directors and officers and any person who acts or acted at our request as a director or officer of a corporate body of which we are or were a shareholder or creditor, and the heirs and legal representatives of each of them, against all costs, charges and expenses reasonably incurred by such director, officer or person, and their respective heirs or legal representatives, in respect of any action or proceeding to which any of them is made a party by reason of such director, officer or person being or having served in that position, if: (1) the director, officer or person acted honestly and in good faith with a view to the best interests of us; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes but is not limited to the fees, charges and disbursements or legal counsel on an as-between-a solicitor-and-the-solicitor’s-own-client basis and an amount paid to settle an action or satisfy a judgment. These indemnities will continue in effect after the director or officer resigns his position or his position is terminated for any reason.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the indemnification arrangements described above, the SEC is of the opinion that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

On December 13, 2006, our board of directors approved an indemnity agreement, and we entered into such indemnity agreements on December 13, 2006 with our directors and certain executive officers.

Further, on December 13, 2006, our board of directors approved changes to our bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors/officers with respect to indemnification for proceedings;

•	Mandatory indemnification to directors/officers, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company and their right to receive indemnity payments from us whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

(a)	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our board of directors are permissible and are provided for pursuant to the Business Corporations Act (Alberta) and are subject to shareholder approval at the next annual meeting of shareholders to be held in June 2007.

Voluntary Liquidation and Dissolution

If we are depleted of resources and unable to meet our liabilities and ongoing continuous disclosure obligations under the Business Corporations Act (Alberta), our directors may propose, or a shareholder who is entitled to vote at an annual general meeting of shareholders may make a proposal for the voluntary liquidation and dissolution of Gastar.

A company may liquidate and dissolve upon receiving the approval of the shareholders by special resolution at a meeting duly called and held. Approval of a special resolution requires the affirmative vote of not less than two-thirds of the votes cast by the shareholders present at the meeting or by proxy.

Upon shareholder approval of dissolution by special resolution, the company would discharge all of its liabilities and thereafter distribute all of the assets remaining, if any, pro rata to all of the shareholders of the company. Articles of Dissolution would then be sent to the Registrar appointed under the Business Corporations Act (Alberta) and the Registrar would issue a Certificate of Dissolution. The company would cease to exist on the date shown in the Certificate of Dissolution.

Listing

Our common shares are listed on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares are CIBC Mellon Trust Company, at its principal office in Toronto, Ontario at 320 Bay Street, Box 1, Toronto, Ontario, M5H 4A6.

Tax Issues

For a discussion of the material Canadian and U.S. federal income tax considerations, including withholding provisions and applicable treaties, associated with the ownership of our common shares by U.S. residents, please see “Material Income Tax Consequences”.

Other Canadian Laws Affecting U.S. Shareholders

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents of Canada. Dividends paid to U.S. tax residents, however, are subject to a 15% withholding tax (or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting common shares of the corporation) pursuant to Article X of the reciprocal tax treaty between Canada and the United States. Please see “Material Income Tax Consequences”.

There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the laws of Canada or the Province of Alberta, or in our articles of incorporation or bylaws, other than those imposed by the Investment Canada Act (Canada) as discussed below.

Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.

Registration Rights

We have agreed to register the resale of our common shares issued or issuable to certain of our security holders under the Securities Act of 1933, including the common shares offered by this prospectus. In some cases, we are also required to qualify such resales under applicable state securities laws. In the event of our election to issue additional senior secured notes, as described in “Description of Indebtedness—Senior Secured Notes”, we agreed to file a registration statement within 30 days, and to use our best efforts to cause such a registration statement to become effective within 120 days, of such issuance related to the resale of any common shares issuable in connection with the additional notes.

We will be required to pay penalties to holders of our senior secured notes in the event the registration statement of which this prospectus is a part ceases to be effective following its effectiveness and the expiration of certain grace periods. Similar penalties will apply for additional registration statements that may be required to register any of the common shares issued or issuable to holders of our senior secured notes. These penalties include a cash interest penalty based on the market trading value of the common shares at the time of issuance to the note holders of 1.0% per month for each month that we are not in compliance with the registration requirements. In the event that a registration statement covering any common shares issued or issuable to the note holders required to be filed by us is not declared effective on or before the applicable deadline for effectiveness, then, in addition to the applicable cash payments described above, we will be required to pay the note holders a per share amount in cash equal to the difference, if positive, by subtracting the five-day weighted average trading price of common shares on the principal market or exchange where such common shares trade for the period immediately preceding the date on which the registration statement is declared effective by the Securities and Exchange Commission, from the applicable five-day weighted average trading price for the period immediately preceding the five-day weighted average trading price of common for the period immediately preceding the applicable deadline for effectiveness.

We have also granted demand registration rights to Chesapeake with respect to the common shares that they beneficially own. In addition, Chesapeake has the right to require us to register the resale of their common shares, subject to limitations imposed by potential underwriters, in the event we determine to file a registration statement under the Securities Act of 1933, as amended, other than the registration statement of which this prospectus is a part. GeoStar has been granted registration rights similar to those granted to the holders of the senior secured notes, other than the penalty provisions. These rights have been waived with respect to the registration statement of which this prospectus forms a part.

The selling shareholders named in this prospectus were entitled to certain registration rights for the common shares being offered by this prospectus pursuant to the terms of a subscription agreement, which is incorporated by reference into this prospectus. We are required to use our reasonable commercial efforts to file a registration statement with the SEC covering the resale of all common shares being offered by this prospectus within 120 days of the closing date. We are required to use our reasonable commercial efforts to cause the registration statement to be declared effective within 180 days of the closing date. We are required to maintain the registration statement effective until the earlier of (i) 30 days after all the common shares being registered by this prospectus have been sold under the registration statement, or (ii) one year from the closing date. If the registration statement is not filed within the specified time, we will pay to the selling shareholders an amount in cash equal to 1.5% per month of the $50.0 million aggregate subscription price for the period of time between 120 days of the closing date and the date that the registration statement is actually filed. If the registration statement is not declared effective within the specified time, we will pay to the selling shareholders an amount in cash equal to 1.5% per month of the $50.0 million aggregate subscription price until such time as the registration statement is declared effective or the common shares become freely tradable pursuant to Rule 144(k). Such amounts will accrue daily and be paid monthly in arrears. The total of all amounts payable by us will be limited to aggregate payments of 8% of $50.0 million.

MATERIAL INCOME TAX CONSEQUENCES

A brief description of certain provisions of the tax treaty between Canada and the United States is included below, together with a brief discussion of certain taxes, including withholding provisions, to which U.S. shareholders are subject under existing laws and regulations of Canada and the United States. The consequences, if any, of state and local taxes are not considered. The following information is general and security holders should seek the advice of their own tax advisors, tax counsel or accountants with respect to the applicability or effect on their own individual circumstances of not only the matters referred to herein, but also any state or local taxes.

Canadian Federal Income Tax Consequences Associated with our Common Shares

General. The following is a summary of the principal Canadian federal income tax consequences generally applicable in respect of the ownership of our common shares. The tax consequences to any particular holder of our common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, that holder’s particular circumstances. This summary is applicable only to holders who are resident in the United States and are subject to United States tax, are not (and have never been) resident in Canada, hold their common shares as capital property and do not (and will not) use or hold their common shares in, or in the course of, carrying on business in Canada. For purposes of this discussion, a non-resident holder means a holder of our common shares who does not reside in Canada.

The following general discussion in respect of taxation is based upon management’s understanding of the rules. No opinion was requested by us, or has been provided by our counsel or auditors, with respect to the Canadian income tax consequences described in the following discussion.

Dividend Withholding. We have not paid dividends on our common shares in any of the past three years and have no plans to pay dividends in the foreseeable future. Canadian federal tax legislation would require a 25% withholding from any dividends paid or deemed to be paid to our non-resident shareholders. However, shareholders resident in the United States and subject to United States tax would generally have this rate reduced to 15% pursuant to the tax treaty between Canada and the United States. The withholding tax rate on the gross amount of dividends is reduced to 5% if the beneficial owner of the dividend is a U.S. corporation which owns at least 10% of our voting stock.

The amount of stock dividends paid to non-residents of Canada would be subject to withholding tax at the same rate as cash dividends. The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which our paid-up capital had increased by reason of the payment of such dividend. We will furnish additional tax information to shareholders in the event of such a stock dividend.

Capital Gains. A non-resident who holds common shares as capital property generally will not be subject to Canadian taxes on capital gains realized on the disposition of such common shares unless the common shares are “taxable Canadian property” within the meaning of the Income Tax Act (Canada), and no relief is afforded under any applicable tax treaty. Common shares generally will not be taxable Canadian property of a shareholder of us unless, at any time during the five-year period immediately preceding a disposition of such common shares, not less than 25% of the issued common shares of any class or series of our capital stock belonged to persons with whom the shareholder did not deal at arm’s length, or to the shareholder together with such persons or unless the common shares were acquired by the holder in one of several tax deferred exchanges for common shares which were themselves taxable Canadian property.

A non-resident shareholder whose common shares constitute taxable Canadian property and who is a resident of the United States for purposes of the tax treaty between Canada and the United States generally would be exempt from Canadian tax on any capital gain realized on a disposition of those common shares in any event, provided the common shares do not derive their value primarily from Canadian real property (including Canadian resource properties). Management is of the view that common shares do not derive their value primarily from Canadian real property.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale of up to 20,000,000 common shares by the selling shareholders identified below. No such sales may occur unless this prospectus has been declared effective by the Securities and Exchange Commission and remains effective at the time such selling shareholder offers or sells such common shares.

This prospectus has not been filed in respect of, and will not qualify, any distribution of the common shares covered by this prospectus in any province in the territory of Canada.

The following table sets forth certain information concerning the number of common shares beneficially owned by each of the selling shareholders. The first numerical column sets forth the number of common shares beneficially owned by each of the selling shareholders prior to this offering. The second numerical column sets forth the number of common shares being offered by each selling shareholder pursuant to this prospectus. The third numerical column sets forth the number of common shares to be owned by each of the selling shareholders upon completion of this offering, assuming the sale of all common shares offered by this prospectus and the percentage of the class outstanding represented by such number of common shares.

We prepared this table based on the information furnished to us by the selling shareholders named in the table below, and we have not sought to verify such information. This table only reflects information regarding the selling shareholders who furnished such information to us. We expect that we will update this table as we receive more information from the selling shareholders who have not yet furnished the requested information to us. Information regarding selling shareholders not named as of the date hereof and information regarding transferees of named selling shareholders will be set forth in supplements to this prospectus or, if required by applicable law, amendments to the related registration statement, in each case upon request and provision of all required information to us. Information regarding named selling shareholders may change from time to time after the date of this prospectus. Any changed information will be set forth in prospectus supplements or, if required by applicable law, amendments to the related registration statement if and when necessary. In addition, upon our being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 common shares, we will file a supplement to this prospectus specifically naming such donee. No offer or sale pursuant to this prospectus may be made by a shareholder unless that holder is named in the table below, in a supplement to this prospectus or, if required by applicable law, in an amendment to the related registration statement that has become effective.

Any or all of the common shares offered hereby may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Please see “Plan of Distribution”. Accordingly, no estimate can be given as to the amounts of common shares that will be held by the selling shareholders upon consummation of any such sales. We have assumed for purposes of the table below that all of the selling shareholders will sell all of the common shares offered hereby pursuant to this prospectus. In addition, the selling shareholders named below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their common shares since the date on which the information regarding their beneficial ownership of common shares was provided to us.

The percentage of common shares beneficially owned upon completion of this offering is based on 193,165,436 common shares outstanding as of December 31, 2006. Except as otherwise noted, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated and subject to community property laws where applicable, we believe that each selling shareholder has sole voting and investment power over all common shares reported as beneficially owned by such selling shareholder.

To the best of our knowledge, no selling shareholders that are affiliated with a registered broker-dealer acquired securities in a manner other than in the ordinary course of its business or, at the time of acquisition, with any arrangement or understanding with any person to distribute the securities.

Except as set forth below, to our knowledge, none of the selling shareholders has, or within the past three years has had, a material relationship with us or any of our affiliates, other than their ownership of securities as described below.

Selling Shareholder	Number of Common Shares Beneficially Owned	Number of Common Shares Being Offered	Number of Common Shares Owned after Offering	Percentage Beneficially Owned after Offering
Bodri Capital Fund, LP (1)	398,183	19,250	48,183	*
CamCap Energy Offshore Master Fund, L.P. (2)	500,000	500,000	—	*
Catfish Fund, L.P. (1)	398,183	330,750	48,183	*
Dynamis Energy Fund, Ltd. (3)	1,401,075	150,000	401,075	*
Dynamis Energy Fund, LP (3)	1,401,075	850,000	401,075	*
Edison Sources Ltd. (4)	3,221,500	582,000	221,500	*
Ironman Energy Capital, L.P. (5)	162,500	162,500	—	*
Ospraie Special Opportunities Master Holdings Ltd. (6)(10)	18,308,100	5,000,000	8,308,100	4.3%
Palo Alto Global Energy Master Fund, L.P. (7)	11,500,000	737,500	7,762,500	4.0%
Palo Alto Small Cap Master Fund, L.P. (7)	11,500,000	3,000,000	7,762,500	4.0%
SSR Energy and Natural Resources Hedge Fund LLC (4)	3,221,500	2,418,000	221,500	*
The Ospraie Portfolio Ltd. (8)(10)	18,308,100	5,000,000	8,308,100	4.3%
Wayzata Recovery Fund, LLC (9)	2,125,914	1,250,000	875,914	*

		20,000,000

* Less than 1%.

(1)	Persons with voting or dispositive power are Neal Jacobs and Jerome Debs, II, who are managers of Bodri Capital Fund LP and Catfish Fund, L.P. Such managers additionally have depositive power of Gastar common shares owned by Bodri Capital Offshore Fund Ltd. After the sale of the common shares being offered by the selling shareholders, Bodri Capital Fund LP and Bodri Capital Offshore Fund Ltd. will own 5,064 common shares and 43,119 common shares, respectively, and, as such, will have a combined beneficial ownership of 48,183 common shares.
(2)	Person with voting or dispositive power is Roland A. von Metzsch, Managing Member of CamCap Energy, LLC, which is the General Partner of CamCap Energy Offshore Master Fund, L.P.
(3)	Persons with voting or dispositive power are John H. Bocock, Alexander H. Bocock and Frederic S. Bocock, who are the General Partners of Dynamis Energy Fund, Ltd. and Dynamis Energy Fund, LP and George J. McVey, Jr. and Gary T. Clark, who are the Portfolio Managers of Dynamis Energy Fund, Ltd. and Dynamis Energy Fund, L.P. General Partners have sole voting and dispositive power with respect to the common shares in the table above. Portfolio Managers have such power in conjunction with any General Partner’s approval. Mr. Frederic S. Bocock personally holds an additional 2,075 common shares. After the sale of the common shares being offered by the selling shareholders, Dynamis Energy Fund, Ltd., Dynamis Energy Fund, LP and Frederic Bocock will own 66,926 common shares, 332,074 common shares and 2,075 common shares, respectively, and, as such, will have a combined beneficial ownership of 401,075 common shares.
(4)	Person with voting or dispositive power is Dan Rice, who is a Managing Director of State Street Research & Management Company, the investment advisor of Edison Sources Ltd. and SSR Energy and Natural Resources Hedge Fund LLC. State Street Research & Management Company is an affiliate of a U.S. registered broker-dealer. State Street Research & Management Company serves as investment advisor to Edison Source Ltd. and SSR Energy and Natural Resources Hedge Fund LLC. Due to this relationship, Edison Sources Ltd. and SSR Energy and Natural Resources Hedge Fund LLC may be considered affiliates of a U.S. registered broker-dealer. Edison Sources Ltd. and SSR Energy and Natural Resources Hedge Fund LLC acquired the securities in the ordinary course of its business and, at the time of acquisition, they did not have any arrangement or understanding with any person to distribute the securities. After the sale of the common shares being offered by the selling shareholders, Edison Sources Ltd. and SSR Energy and National Resources Hedge Fund LLC will own 43,500 common shares and 178,000 common shares, respectively, and, as such, will have a combined beneficial ownership of 221,500 common shares.

(5)	Person with voting or dispositive power is G. Bryan Dutt, who is Director/General Partner of Ironman Energy Capital, L.P.
(6)	Pursuant to an investment management agreement, Ospraie Advisors, L.P. (“Ospraie Advisors”) serves as investment manager to Ospraie Special Opportunities Master Holdings Ltd. (“OSOMH”). As such Ospraie Advisors has been granted investment discretion over portfolio investments held for the account of OSOMH. Ospraie Advisors, LLC is the general partner of Ospraie Advisors. Ospraie Management, LLC (“Ospraie Management”) is the managing member of Ospraie Advisors, LLC. Ospraie Holding I, L.P. (“Ospraie Holdings”) is the managing member of Ospraie Management. Ospraie Management, Inc. (“Ospraie Inc.”) is the general partner of Ospraie Holdings. Mr. Dwight Anderson is the President and controlling equity owner of Ospraie Inc. and, in such capacity, may be deemed to have voting and dispositive power of the securities held for the account of OSOMH. Mr. Anderson disclaims any beneficial ownership in such securities except to the extent of any pecuniary interest therein. Mr. John Duryea is a portfolio manager at Ospraie Advisors and, in such capacity, may be deemed to have voting and dispositive power overt the securities held for the account of OSOMH. Mr. Duryea disclaims any beneficial ownership in such securities except to the extent of any pecuniary interest therein.
(7)	Person with voting or dispositive power is Mark Shamia, who is Delegated Director of Palo Alto Global Energy Master Fund, L.P. and Palo Alto Small Cap Master Fund, L.P, each of which will respectively own 3,262,500 common shares and 1,500,000 common shares after the offering. Mr. Shamia also has voting or dispositive power with respect to Micro Cap Partners, L.P., an affiliated fund, that holds 3,000,000 common shares. A combined total of 7,762,500 common shares are held under common voting and dispositive power among such funds after the sale of the common shares being offered by the selling shareholders.
(8)	Pursuant to an investment management agreement, Ospraie Management, LLC (“Ospraie Management”) serves as investment manager to Ospraie Portfolio Ltd. (“Ospraie”). As such Ospraie Management has been granted investment discretion over portfolio investments held for the account of Ospraie. Ospraie Holding I, L.P. (“Ospraie Holdings”) is the managing member of Ospraie Management. Ospraie Management, Inc. (“Ospraie Inc.”) is the general partner of Ospraie Holdings. Mr. Dwight Anderson is the President and controlling equity owner of Ospraie Inc. and, in such capacity, may be deemed to have voting and dispositive power of the securities held for the account of Ospraie. Mr. Anderson disclaims any beneficial ownership in such securities except to the extent of any pecuniary interest therein.
(9)	Person with voting or dispositive power is Patrick J. Halloran, who is a managing member of the investment manager of Wayzata Recovery Fund, LLC.
(10)	After the sale of the common shares being offered by the selling shareholders, Ospraie Special Opportunities Master Holdings Ltd. and The Ospraie Portfolio Ltd. will own 4,154,050 common shares and 4,154,050 common shares, respectively, and, as such, will have a combined beneficial ownership of 8,308,100 common shares.

Any prospectus supplement reflecting a sale of common shares hereunder will set forth, with respect to the selling shareholders:

•	The name of the selling shareholders;

•	The nature of the position, office or other material relationship which the selling shareholders will have had within the prior three years with us or any of our affiliates;

•	The number of common shares owned by the selling shareholders prior to the offering;

•	The amount or number of common shares to be offered for the selling shareholders’ account; and

•	The amount and (if one percent or more) the percentage of common shares to be owned by the selling shareholders after the completion of the offering.

All expenses incurred with the registration of the common shares owned by the selling shareholders will be borne by us.

PLAN OF DISTRIBUTION

We are registering certain of our common shares that are now outstanding. We will not receive any of the proceeds of the sale of the common shares offered pursuant to this prospectus. The common shares may be sold from time to time to purchasers:

•	Directly by the selling shareholders; or

•	Through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the common shares from the selling shareholders.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common shares sold by them may be deemed to be underwriting discounts and commissions.

If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for any underwriting discounts or commissions or agent’s commissions.

The common shares may be sold in one or more transactions at:

•	Fixed prices;

•	Prevailing market prices at the time of sale;

•	Prices related to prevailing market prices;

•	Varying prices determined at the time of sale; or

•	Negotiated prices.

These sales may be affected in transactions:

•	On any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the American Stock Exchange and Toronto Stock Exchange;

•	In the over-the-counter market;

•	In transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	Through the writing and exercise of options, whether these options are listed on any options exchange or otherwise;

•	Through the settlement of short sales; or

•	Through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell the common shares short and deliver common shares to close out short positions provided that the short sales are made after the registration statement is declared effective, or loan or pledge common shares to broker-dealers that in turn may sell the common shares.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the selling shareholders. Selling shareholders may choose not to sell any or all of the common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling shareholder will not transfer, devise or gift the common shares offered hereby by other means not described in this prospectus. Any common shares that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus forms a part.

To the best of our knowledge, no selling shareholders that are affiliated with a registered broker-dealer acquired securities in a manner other than in the ordinary course of its business or, at the time of acquisition, with any arrangement or understanding with any person to distribute the securities.

Our common shares are listed for trading on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Regulation M, which may limit the timing of purchases and sales of any common shares by the selling shareholders and any other participating person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to common shares.

Pursuant to the subscription agreements with the selling shareholders, the form of which subscription agreement is incorporated by reference into this prospectus, we may be indemnified by the selling shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus. We have also agreed to indemnify the selling shareholders and their officers, directors, shareholders, agents, employees and advisors against certain liabilities, including some liabilities under the Securities Act, or they will be entitled to contribution.

We have agreed to pay substantially all the expenses incidental to the registration, offering and sale of the common shares covered by this prospectus to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

To comply with the securities laws of some jurisdictions, if applicable, the holders of common shares may offer and sell the common shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances in some jurisdictions, common shares may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

If required, at the time of a particular offering of common shares by a selling shareholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. We have no obligation to any selling shareholder to arrange an underwriting, or assist in providing for any proposed sale, of any of the common shares offered hereby.

We have agreed with some of the selling shareholders to keep the registration statement of which this prospectus forms a part effective for specified periods of time or until the occurrence of certain events. We may under certain circumstances suspend the use of this prospectus, upon notice to the selling shareholders, to update the registration statement of which this prospectus forms a part with periodic information or material non-public information as required by the Securities Act. We have agreed with some of the selling shareholders to use our reasonable commercial efforts to limit these suspended periods to those required by the Securities Act or limit them to contractually specified limits.

Once sold under the registration statement of which this prospectus forms a part, the common shares will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Sara-Lane Sirey Professional Corporation, Calgary, Alberta.

EXPERTS

The financial statements incorporated herein by reference in this Prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements incorporated herein by reference in this Prospectus, have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The statements of revenues and direct operating expenses for certain natural gas properties acquired by the Company from Geostar Corporation, incorporated herein by reference in this Prospectus, have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Information incorporated by reference into this prospectus regarding our estimated quantities of natural gas and oil reserves was prepared by us. Our proved reserve estimates as of December 31, 2005, 2004 and 2003 incorporated by reference into this prospectus were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K with the SEC) until the offering under this registration statement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•

Our Current Reports on Form 8-K filed with the SEC on January 5, 2006, January 10, 2006, February 7, 2006, April 13, 2006, August 1, 2006, October 20, 2006, November 15, 2006, November 20, 2006 and December 19, 2006 (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K with the SEC).

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Michael Gerlich

Telephone: (713) 739-1800

Additionally, you may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.gastar.com. The information on our website is not part of this prospectus.

20,000,000 Shares

Gastar Exploration Ltd.

Common Shares

PROSPECTUS

, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$4,109
Legal fees and expenses	25,000
Accounting fees and expenses	8,000
Miscellaneous	5,000

Total	$42,109

Item 15. Indemnification of Directors and Officers

The Business Corporations Act (Alberta) and our bylaws provide that we will indemnify each of our directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and the heirs and legal representatives of each of them, against all costs, charges and expenses reasonably incurred by such director, officer or person, and their respective heirs or legal representatives, in respect of any action or proceeding to which any of them is made a party by reason of such director, officer or person being or having served in that position, if: (1) the director, officer or person acted honestly and in good faith with a view to the best interests of us; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes but is not limited to the fees, charges and disbursements or legal counsel on an as-between-a solicitor-and-the-solicitor’s-own-client basis and an amount paid to settle an action or satisfy a judgment.

On December 13, 2006, the board of directors of the Company approved changes to the Company’s bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors with respect to indemnification for proceedings;

•	Mandatory indemnification to directors, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company their right to receive indemnity payments from the Company whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

(a)	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our board of directors are permissible and are provided for pursuant to the Business Corporations Act (Alberta) and are subject to shareholder approval at the next annual meeting of shareholders to be held in June 2007.

Item 16. Exhibits

(a)	Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
5.1*	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada, as to the legality of the securities being registered.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of BDO Dunwoody LLP.

23.3*	Consent of Netherland, Sewell and Associates, Inc.

23.4*	Consent of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page)

*	Filed herewith.
(b)	Financial Statements. Incorporated herein by reference to Item 8 of the Gastar’s Annual Report on Form 10-K for the year ended December 31, 2005.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2007.

GASTAR EXPLORATION LTD.
(Registrant)

By:	/s/ J. RUSSELL PORTER
J. Russell Porter
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of GASTAR EXPLORATION LTD. (the “Company”) hereby constitutes and appoints J. Russell Porter and Michael A. Gerlich, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on February 1, 2007.

Signature	Title	Date

/s/ J. RUSSELL PORTER J. Russell Porter	Chairman, Chief Executive Officer, President (Principal Executive Officer)	February 1, 2007

/s/ MICHAEL A. GERLICH Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 1, 2007

/s/ ABBY BADWI Abby Badwi	Director	February 1, 2007

/s/ THOMAS CROW Thomas Crow	Director	February 1, 2007

/s/ RICHARD KAPUSCINSKI Richard Kapuscinski	Director	February 1, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

5.1*	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada, as to the legality of the securities being registered.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of BDO Dunwoody LLP.

23.3*	Consent of Netherland, Sewell and Associates, Inc.

23.4*	Consent of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page)

*	Filed herewith.